ISSUER FREE WRITING PROSPECTUS
Dated August 1, 2012
Filed Pursuant to Rule 433
Registration No. 333-182971

AMERICAN REALTY CAPITAL PROPERTIES, INC.
FREE WRITING PROSPECTUS

American Realty Capital Properties, Inc. (the “Company”) filed a registration statement on Form S-3(including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents that the Company has filed with the SEC for more complete information about the Company and its offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

The preliminary prospectus, dated August 1, 2012, is available on the SEC Web site at:
http://www.sec.gov/Archives/edgar/data/1507385/000114420412042134/v319560_s3.htm

Alternatively, the Company or any underwriter participating in the offering will arrange to send you the prospectus and/or supplements thereto if you request them by calling toll-free 1-877-373-2522.

Attached hereto is a press release announcing the Company’s filing of the prospectus with registration statement on Form S-3.

CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties
Announces Registration Statements in Preparation for its 3-Year Growth Strategy

New York, New York, August 1, 2012 —American Realty Capital Properties, Inc. (“ARCP” or the “Company”) (NASDAQ: ARCP) today announced that it filed a universal shelf registration statement and a resale registration statement with the Securities and Exchange Commission (“SEC”).

The Company considers both of these filings to be procedural in nature and both registration statements were filed on the first day on which the Company was eligible to do so under SEC rules and regulations. ARCP currently does not expect to raise additional capital in 2012 through these registration statements and its investment and acquisition strategy is not dependent on any such capital raise.

The Company’s $500 million universal shelf registration statement will enable the Company to grow its capital base over time while providing it flexibility to issue common stock, preferred stock, debt or equity-linked securities. The universal shelf was sized to reflect the Company’s current expectation of growth over the next three years.

The resale registration statement, upon effectiveness, would register the resale of common stock issued in connection with any future conversion of certain currently outstanding restricted shares, convertible preferred stock or limited partnership interests.

Important Notice:

ARCP is a publicly-traded Maryland corporation listed on The NASDAQ Capital Market that intends to elect and believes it will qualify as a real estate investment trust focused on owning and acquiring single tenant freestanding commercial properties subject to net leases with high credit quality tenants. The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.